Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Of I-ON Digital Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form 10-K of I-ON Digital Corp. (the ”Company”) of our report dated April 16, 2019 on our audit of the consolidated financial statements of the Company as of December 31, 2018 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Santa Ana, CA
March 24, 2020